As Filed with the Securities and Exchange Commission on June 23, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	62-1848668
(State of other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

1820 West End Avenue
Nashville, Tennessee 37203
(Address of Principal Executive Offices) (Zip Code)

Capital Bancorp, Inc. 2005 Employee Stock Purchase Plan
(Full title of the plan)

Sally P. Kimble,
Executive Vice President and CFO
Capital Bancorp, Inc.
1820 West End Avenue
Nashville, Tennessee 37203
(Name and address of agent for service)

(615) 327-9000
(Telephone number, including area code, of agent for service)

Copy to:

Daniel W. Small, Esq.
Paul F. Soper, Esq.
Small, Soper & Oakley
One Burton Hills Boulevard, Suite 330
Nashville, Tennessee 37215
(615) 252-6000

Calculation of Registration Fee

Title of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered[1]	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common stock, No par value	500,000 shares	$21.90[2]	$10,950,000	$1,288.82

1 In accordance with the provisions of Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, and the Registration Statement shall be deemed to register an indeterminate amount of interests in such plan that are separate securities and required to be registered under the Securities Act.

2 Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average (any day within 5 days prior to the date of filing) of the bid and ask price of the Registrant’s common stock as reported on the OTC BB.

PART I
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Ex-5 Opinion Daniel W. Small, Esq., of Small, Soper & Oakley
Ex-23.1 Independent Auditor's Consent of Maggart & Associates, P.C.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees, directors, consultants, or advisors, as the case may be, as specified by Rule 428(b)(1) of the Securities Act. These documents need not be filed with the Securities and Exchange Commission (“SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II of this registration statement), taken together, constitute a prospectus that meets the requirements of section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant has filed with the Commission and hereby incorporates by reference in this Registration Statement the following documents:

     (a) The Registrant’s Current Report on Form 8-K filed on August 30, 2004, containing a description of the class of the Registrant’s securities being registered under this Registration Statement. No reference is made in this Registration Statement to the Registrant’s registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because the Registrant was a successor issuer within the meaning of Rule 12g-3(a) issued under the Exchange Act. The predecessor issuer was Capital Bank & Trust Company, which filed a registration statement on Form 10 under Section 12(g) on April 28, 2000 with the Federal Deposit Insurance Corporation.

     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005.

     (c) The Registrant’s Current Report on Form 8-K filed on April 13, 2005.

     (d) The Registrant’s Current Report on Form 8-K filed on June 21, 2005.

     (e) The Registrant’s Current Report on Form 8-K/A filed on June 23, 2005.

     (f) The Registrant’s Annual Report on Form 10-K for the year ending December 31, 2004, filed on March 30, 2005.

     (g) The Registrant’s Current Report on Form 8-K/A filed on January 21, 2005.

     (h) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Counsel to the Company, Daniel W. Small, Attorney at Law, owns 2,000 shares of the Company’s common stock as of the date hereof. Although he is possibly eligible for awards under the Company’s Stock Option Plan, no such awards have been made in the past and none are contemplated in the future.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director:

•	Conducted himself or herself in good faith;

•	Reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

•	Reasonably believed, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	In the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Company’s charter and bylaws provide for indemnification of its directors, officers, employees and agents against liabilities and expenses incurred in legal proceedings concerning the Company, to the fullest extent permitted under Tennessee corporate law. Indemnification will only apply to persons who act in good faith, in a manner he or she reasonably believed to be in the best interest of the company, without willful misconduct or recklessness.

The present directors’ and officers’ liability insurance policy is expected to cover the typical errors and omissions liability associated with the activities of the Company and Capital Bank & Trust Company (“Bank”). The provisions of the insurance policy might not indemnify any of the Company’s or Bank’s officers and directors against liability arising under the Securities Act.

The Company’s charter eliminates a director’s liability to the Company or its shareholders for monetary damages to the maximum extent permitted by law. Section 48-18-301 of the Tennessee Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he or she discharges his or her duties:

•	In good faith;

•	With the care of an ordinarily prudent person in a like position under similar circumstances; and

•	In a manner the director reasonably believes to be in the best interests of the corporation.

In discharging her or his duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are within the person’s competence.

Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:

•	The director must furnish the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct as set forth above;

•	The director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

•	A determination must be made that the facts then known to those making the determination would not preclude indemnification.

A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation’s charter provides otherwise,

•	An officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director,

•	The corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director, and

•	A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

The Company’s charter and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law. Amendment of this provision requires a vote of seventy-five percent (75%) of the outstanding Company shares unless a majority vote is expressly permitted by the board of directors. However, provisions of federal and state banking law may limit indemnification in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company under the provisions described above, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The listing of exhibits is incorporated by reference to the Exhibit Index appearing elsewhere in this Registration Statement.

ITEM 9. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or event arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement:

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Capital Bancorp, Inc., a corporation organized and existing under the laws of the State of Tennessee, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 16, 2005.

REGISTRANT: CAPITAL BANCORP, INC.
By:	/s/ R. Rick Hart
R. Rick Hart, Chairman, President
and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Sally P. Kimble, as attorney-in-fact, with the power of substitution, for her or him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ R. Rick Hart	Chairman, President, Chief Executive	June 22, 2005
R. Rick Hart	Officer, and Director

/s/ Albert J. Dale, III	Director	June 22, 2005
Albert J. Dale, III

/s/ Robert W. Doyle	Director	June 22, 2005
Robert W. Doyle

/s/ H. Newton Lovvorn, Jr., M.D.	Director	June 22, 2005
H. Newton Lovvorn, Jr., M.D.

/s/ Michael D. Shmerling	Director	June 22, 2005
Michael D. Shmerling

/s/ Sally P. Kimble	Executive Vice President, Chief	June 22, 2005
Sally P. Kimble	Financial and Accounting Officer,
Assistant Secretary

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT	LOCATION
4.1	Charter.	(1)

4.2	Bylaws.	(2)

4.3	2001 Capital Bancorp, Inc. Stock Option Plan.	(3)

4.4	Capital Bancorp, Inc. Shareholders Rights Agreement dated as of July 18, 2001.	(4)

4.5	Specimen Stock Certificate for Common Stock of Capital Bancorp, Inc.	(5)

4.6	Capital Bancorp, Inc. 2005 Employee Stock Purchase Plan.	(6)

5	Opinion Daniel W. Small, Esq., of Small, Soper & Oakley,
	An Association of Attorneys, regarding the legality of the Common Stock.	Contained herein

23.1	Independent Auditors’ Consent of Maggart & Associates, P.C.	Contained herein

23.2	Consent of Counsel is contained in Exhibit 5.	Contained herein

24	Power of Attorney related to subsequent amendments.	Signature Page

(1)	Incorporated by reference to Exhibit 3(i) of the Company’s 2001 Annual Report on Form 10-K.

(2)	Incorporated by reference to Exhibit 3(ii) of the Company’s 2001 Annual Report on Form 10-K.

(3)	Incorporated by reference to Exhibit 4.3 of the Company’s 2001 Annual Report on Form 10-K.

(4)	Incorporated by reference to Exhibit 4.4 of the Company’s 2001 Annual Report on Form 10-K.

(5)	Incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-8, No. 333-118736 filed by the registrant with the Securities and Exchange Commission on September 1, 2004.

(6)	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed by the registrant with the Securities and Exchange Commission on Schedule 14A on April 6, 2005.